Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 on Registration Statement on Form S-3/A of General Finance Corporation of our report dated September 7, 2018 (May 14, 2019 as to the effects of the material weakness) relating to the consolidated financial statements and the financial statement schedule listed in Item 15(a) and our report related to the effectiveness of internal control over financial reporting appearing in the Amendment No. 1 on Form 10-K/A of General Finance Corporation for the year ended June 30, 2018 and to the reference to us under the heading of "Experts" in this prospectus.

Crowe LLP

Sherman Oaks, California
August 13, 2019